Exhibit 10.2

U.S. Restaurant Properties, Inc.

12240 Inwood Rd., Suite 300

Dallas, Texas 75244

September 25, 2002

Mr. Russell Ruhnke, Principal

Bank of America

Portfolio Management; Real Estate/Lodging

NCI-007-15-08

100 North Tryon Street, 16th Floor

Charlotte, North Carolina 28255-0001

Re:                                Revision to the terms of that certain conditional waiver letter dated as of July 1, 2002 (the “Conditional Waiver Letter”).

Dear Russ:

Reference is hereby made to the Conditional Waiver Letter and that certain $35,000,000 Credit Agreement (the “Credit Agreement”) dated as of May 31, 2002 among U.S.  RESTAURANT PROPERTIES OPERATING L.P., a Delaware limited partnership (“USRP Operating” or the “Principal Borrower”), USRP FUNDING 2002-A, L.P., a Texas limited partnership (the “General SPE); collectively, with USRP Operating, the “Borrower”), USRP MANAGING, INC., a Delaware corporation and the general partner of USRP Operating, as a Guarantor (the “General Partner”), U.S. RESTAURANT PROPERTIES, INC., a Maryland corporation, as a Guarantor (“USRP REIT”), the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, the “Agent”) and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager (in such capacity “BAS”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement or, if not defined therein, then in the Conditional Waiver Letter.

USRP Operating hereby requests that the Agent continue to provide the waiver and amendment requested by the Conditional Waiver Letter on the terms and conditions set forth therein, with the certain changes in the calculation formulas for the Extension Fees which may become due and owing thereunder.  USRP Operating therefore requests that clauses (a) through (d) of the Conditional Waiver Letter setting forth the formulas for calculating the Extension Fees be deemed deleted and replaced with the following:

“(a)                            for the period including calendar days one (1) through fifteen (15) following the final day of the Initial Waiver Period, the amount equal to: (i) (A) the aggregated principal amount of the CD Notes held by the Borrower, less $6,500,000; divided by (B) $20,000,000; multiplied by (ii) $15,000;

(b)                                 in addition to the Extension Fees paid pursuant to clause (a), for the period including calendar days sixteen (16) through thirty (30) following the final day of the Initial Waiver Period, the amount equal to: (i) (A) the aggregated principal amount of the CD Notes held by the Borrower, less $6,500,000; divided by (B) $20,000,000; multiplied by (ii) $20,000;

Request for Revision to Terms and Conditions of Conditioned Waiver

September 25, 2002

(c)                                  in addition to the Extension Fees paid pursuant to clauses (a) and (b), for the period including calendar days thirty-one (31) through sixty (60) following the final day of the Initial Waiver Period, $45,000; and

(d)                                 in addition to the Extension Fees paid pursuant to clauses (a), (b) and (c), for the period including calendar days sixty-one (61) through ninety (90) following the final day of the Initial Waiver Period, $60,000.”

In addition, to the extent this letter is consented to by the Agent, the following language shall be added to the Conditional Waiver Letter immediately following clause (d) referenced above:

“Extension Fees for the periods referenced in clauses (a) through (d) above shall accrue as of the first (1st) day of each such period (regardless of any reduction in the principal amount of CD Notes held by the Borrower after such day) and shall be due and payable at any time thereafter on demand by the Agent (for the benefit of the Lenders); provided, however, that for purposes of clauses (a) and (b) above, to the extent the principal amount of the CD Notes held by the Borrower for any reason increases during such period, the Borrower agrees to pay to the Agent on demand, in addition to the amount owed as of the first day of such period, an amount equal to (a) any greater amount which would be calculated pursuant to the applicable clause at any time during the applicable period, less (b) the amount previously paid by Borrower with respect to such period.  The foregoing provision shall not be construed to permit the Borrower to increase the amount of CD Notes held by it in contravention of the terms of this letter and the Credit Agreement.”

The Credit Parties hereby restate their acknowledgment and agreement that (a) the Conditioned Waiver shall be effective only to the extent that the Credit Parties shall be deemed to be in compliance with Sections 6.19 and 8.6 of the Credit Agreement despite the Defaults or Events of Default which would otherwise arise as a result of USRP Operating’s purchase of the CD Notes and to the extent such Defaults or Events of Default would be caused solely by the Investment by USRP Operating in the CD Notes; (b) the Conditioned Waiver shall not be effective as to any other Defaults or Events of Default (whether or not arising as an indirect result of the purchase of the CD Notes) that may arise during the Waiver Period, including, without limitation, Defaults or Events of Default resulting from financial covenant violations under Section 7.11 of the Credit Agreement or Defaults or Events of Default under Sections 6.19 or 8.6 of the Credit Agreement which do not relate to the purchase of the CD Notes; and (c) no terms or conditions of the Credit Agreement or any of the other Credit Documents shall be modified by the terms hereof except to the extent expressly set forth herein and no other amendments or waivers are being sought hereby from the Agent with respect to any other matters.  In addition, the Credit Parties hereby agree to indemnify, defend and hold harmless the Agent and its respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred, resulting from or arising in connection with the purchase of the CD Notes, the Conditioned Waiver or this letter and agree that all fees, expenses and costs incurred by the Agent in reviewing, negotiating, drafting and otherwise preparing this letter shall be paid by us upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.  Finally, the Credit Parties represent and warrant that they have no claims, counterclaims, offsets, or defenses to any of the Credit Documents, or to the performance of their respective obligations thereunder.  In consideration of the Agent’s willingness to revise the terms of the Extension Fees as set forth herein, each of the Credit Parties hereby releases the Agent and its officers, employees, representatives, counsel, trustees and directors, from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

If you need any additional information in order to evaluate this request, please contact me.  We ask that you countersign this letter as evidence of the Agent’s consent to the revisions to the Extension Fee calculation formulas as set forth herein and return this letter to us by fax as soon as possible.

We appreciate your cooperation and understanding in this matter.  If you have any questions, please do not hesitate to contact me.

Very truly yours,

U.S. Restaurant Properties Operating, L.P., as Principal Borrower for the Credit Parties

By:	USRP Managing, Inc.

By:	/s/ Robert J. Stetson
Name: Robert J. Stetson
Title: President

Acknowledged and consented to

this 25th day of September, 2002

By:	/s/ Russell Ruhnke
Russell Ruhnke, on behalf of Bank of America, N.A., as Agent